Exhibit 99.1
JOINT FILING AGREEMENT

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached, and any amendments to the Statement on Schedule 13D (the “Schedule 13D”) with respect to the Class A Common Stock of deltathree, Inc. which may be deemed necessary, pursuant to Regulation 13D under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Date:                                      February 23, 2009
D4 HOLDINGS, LLC

By:	PRAESCIENT, LLC, its manager

	By:	/s/ Colleen Jones
Name: Colleen Jones
Title: Authorized Signatory

MANNA HOLDINGS, LLC

By:	PRAESCIENT, LLC, its managing member

	By:	/s/ Colleen Jones
Name: Colleen Jones
Title: Authorized Signatory

PRAESCIENT, LLC

	By:	/s/ Colleen Jones
Name: Colleen Jones
Title: Authorized Signatory

/s/ Robert Stevanovski*
Robert Stevanovski, individually

* By:	/s/ Colleen R. Jones
Colleen R. Jones, attorney-in-fact